EXHIBIT 8.1

LIST OF SUBSIDIARIES OF YANZHOU COAL MINING COMPANY LIMITED

As of May 31, 2009, we owned the following subsidiaries:

Name of Subsidiary	Country of incorporation / registration and operation	Issued and fully paid capital/ registered capital	Proportion of registered capital/issued share capital held by the Company		Proportion of voting power held	Principal activities
			Directly	Indirectly
Heze Nenghua	PRC	RMB600,000,000	96.67%	—	96.67%	Coal mining business
Yancoal Australia	Australia	AUD64,000,000	100%	—	100%	Investment holding
Austar Company	Australia	AUD64,000,000	—	100%	100%	Coal mining business
Yanmei Shipping	PRC	RMB5,500,000	92%	—	92%	Transportation via rivers and lakes and the sales of coal and construction materials
Yulin Nenghua	PRC	RMB1,400,000,000	100%	—	100%	Operation of 600,000 tonne methanol project
Zhongyan Trading	PRC	RMB2,100,000	52.38%	—	52.38%	Trading and processing of mining machinery
Shanxi Nenghua	PRC	RMB600,000,000	100%	—	100%	Investment holding
Tianchi Energy	PRC	RMB90,000,000	—	81.31%	81.31%	Coal mining business
Tianhao Chemicals	PRC	RMB150,000,000	—	99.85%	99.85%	Operation of methanol project
Hua Ju Energy	PRC	RMB288,589,774	74%	—	74%	Power and heat supply